Exhibit 2.1

AMENDMENT No. 3 TO AGREEMENT AND PLAN OF MERGER

This Amendment dated as of April 24, 2023 (this “Amendment”) to the Agreement and Plan of Merger (as amended from time to time, the “Agreement”) which was made and entered into as of January 21, 2022, by and between Arisz Acquisition Corp., a Delaware corporation (“Parent”), and Finfront Holding Company, a Cayman Islands exempted company (the “Company”), and amended on April 4, 2022 and October 10, 2022. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Recitals

WHEREAS, pursuant to Section 12.2(a) of the Agreement, the Agreement may be amended by a writing signed by Parent and the Company; and

WHEREAS, Parent and the Company desire to amend the Agreement to reflect changes agreed between the Parties and to clarify certain terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment of Certain Provisions.

Section 9.8. Section 9.8 of the Agreement is hereby amended in its entirety to read as follows:

“Extension Funding. The Company shall provide a loan to Parent in the amount of One Million Nine Hundred Thirty Thousand Dollars ($1,930,000) for the purpose of funding any payment due in connection with an extension of the period of time for Parent to consummate a business combination and for working capital purposes (the “Loan”). The Loan shall be funded in three installments, in the amount of Seven Hundred Forty Thousand Dollars ($740,000) on each of October 26, 2022 and January 26, 2023, and in the amount of Four Hundred Fifty Thousand Dollars ($450,000) on April 26, 2023. Of each such installment, the sum of Six Hundred Ninety Thousand Dollars ($690,000) (for the Loan installment extended on each of October 26, 2022 and January 26, 2023) and Three Hundred Sixty Thousand Dollars ($360,000) (for the Loan installment extended on April 26, 2023) (each, an “Extension Funding Amount”) shall be used to cover the extension costs, and the remaining balance of each Loan installment shall be used for working capital. In the event that the actual extension costs are less than the Extension Funding Amount, Parent shall promptly repay the difference between such actual extension costs and the Extension Funding Amount. Parent shall issue a promissory note for the amount of the Loan in favor of the Company (the “Promissory Note”).The Promissory Note shall be subject to such additional terms and conditions customary for instruments of this type.”

2. Miscellaneous.

(a)       Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect, and all references to “this Agreement” in the Agreement shall mean the Agreement as further amended by this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail over and supersede the conflicting terms in the Agreement.

(b)        Section 9.7 (Confidentiality), Section 12.1 (Notices), Section 12.5 (Publicity), Section 12.8 (Governing Law), Section 12.9 (Waiver of Jury Trial), and Section 12.10 (Submission to Jurisdiction) of the Agreement shall apply to this Amendment mutatis mutandis as if set out herein.

(c)       This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Parent:

ARISZ ACQUISITION CORP.

By:	/s/ Echo Hindle-Yang
Name: Title:	Echo Hindle-Yang Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

FINFRONT HOLDING COMPANY

By:	/s/ LU Liang
Name: Title:	LU Liang Director